Exhibit 99.1

FOR IMMEDIATE RELEASE

Investor Contact:	Ian Tanaka	Media Contact:	Dean Kawamura
	VP, Treasury Manager		VP, Community Development Manager
	(808) 544-3646		(808) 544-3642
	ian.tanaka@cpb.bank		dean.kawamura@cpb.bank

NEWS RELEASE

CENTRAL PACIFIC FINANCIAL CORP. REPORTS RESULTS FOR FIRST QUARTER 2020

•Net income of $8.3 million, or fully diluted EPS of $0.29 for the first quarter, compared to net income of $14.2 million, or fully diluted EPS of $0.50 for the fourth quarter.

•Recognized total credit loss expense of $11.1 million in the first quarter under the CECL methodology. The increase in credit loss expense was driven by life of loan estimated losses under CECL and economic forecasts that anticipate deterioration due to the COVID-19 pandemic.

•Total loans increased by $62.5 million, or 1.4% sequentially, and $410.4 million, or 10.0% year-over-year.

•Core deposits increased by $45.4 million, or 1.1% sequentially, and $244.5 million, or 6.0% year-over-year.

•Cost of average total deposits of 0.36% in the first quarter declined by 5 basis points from the fourth quarter.

•We continue to execute on our RISE2020 initiative while navigating the challenging current landscape.

HONOLULU, HI, April 22, 2020 – Central Pacific Financial Corp. (NYSE: CPF) (the "Company"), parent company of Central Pacific Bank, today reported net income in the first quarter of 2020 of $8.3 million, or fully diluted earnings per share ("EPS") of $0.29, compared to net income in the first quarter of 2019 of $16.0 million, or EPS of $0.55, and net income in the fourth quarter of 2019 of $14.2 million, or EPS of $0.50. On January 1, 2020, the Company adopted the current expected credit losses ("CECL") accounting standard and, as a result, recorded increases of $3.6 million to the allowance for credit losses on loans and $0.7 million to the reserve for off-balance sheet credit exposures, that was offset in retained earnings and net deferred tax assets. During the first quarter of 2020, the Company recorded total credit loss expense under CECL, which includes the provisions for credit losses and off-balance sheet credit exposures, of $11.1 million which impacted our first quarter operating results.

"The Company is highly focused on navigating the current challenges brought on by the COVID-19 pandemic. While we expect to see an adverse impact to our earnings in the near term, we are confident that we have the right leadership, solid balance sheet and strong risk management to manage well through the situation," said Paul Yonamine, Chairman and Chief Executive Officer.

"We continue to live out the Bank's legacy by supporting our customers and the community during this unprecedented time. Through the hard work of our employees, we are assisting families and small businesses in Hawaii with various programs that we believe will help them weather the storm currently faced," said Catherine Ngo, President.

Central Pacific Financial Corp. Reports Results for First Quarter 2020

During the first quarter of 2020, the Company repurchased 206,802 shares of common stock, or approximately 0.7% of its common stock outstanding as of December 31, 2019. Total cost of the shares repurchased during the first quarter of 2020 totaled $4.7 million, or an average cost per share of $22.96. In March 2020, the Company temporarily suspended its share repurchase program due to uncertainty during the current COVID-19 pandemic.

On April 21, 2020, the Company's Board of Directors declared a quarterly cash dividend of $0.23 per share on its outstanding common shares. The dividend will be payable on June 15, 2020 to shareholders of record at the close of business on May 29, 2020.

Earnings Highlights
Net interest income for the first quarter of 2020 was $47.8 million, compared to $45.1 million in the year-ago quarter and $47.9 million in the previous quarter. Net interest margin for the first quarter of 2020 was 3.43%, compared to 3.34% in the year-ago quarter and 3.43% in the previous quarter. The increases in net interest income and net interest margin from the year-ago quarter were primarily due to growth in the loan portfolio, combined with lower rates paid on interest-bearing liabilities. The decline in rates paid on interest-bearing liabilities is primarily attributable to the five rate cuts by the Federal Reserve from August 2019 through March 2020. Net interest income and net interest margin were stable on a sequential quarter basis as there were offsetting decreases in both yields earned on interest-earning assets and rates paid on interest-bearing liabilities.

Other operating income for the first quarter of 2020 totaled $8.9 million, compared to $11.7 million in the year-ago quarter and $9.8 million in the previous quarter. The decrease from the year-ago quarter was primarily due to a $2.6 million gain on the sale of MasterCard Class B common stock in the year-ago quarter, combined with lower mortgage banking income of $1.2 million and lower income from bank-owned life insurance of $1.0 million. These decreases were partially offset by $1.3 million in income related to an interest rate swap (included in other service charges and fees). The decrease from the previous quarter was primarily due to lower mortgage banking income of $1.1 million, combined with lower income from bank-owned life insurance of $0.6 million, partially offset by the $1.3 million in income related to an interest rate swap (included in other service charges and fees). The lower mortgage banking income compared to the year-ago and sequential quarters was primarily due to higher amortization of mortgage servicing rights of $1.1 million and $0.8 million, respectively, primarily attributable to the recent decline in market interest rates. The lower income from bank-owned life insurance compared to the year-ago and sequential quarters was primarily attributable to volatility in the equity markets. This included a loss on corporate-owned life insurance, which had an offsetting decrease in the Company's deferred compensation expense due to the market movements during the quarter.

Other operating expense for the first quarter of 2020 totaled $36.2 million, which increased from $34.3 million in the year-ago quarter and remained unchanged from $36.2 million in the previous quarter. The increase from the year-ago quarter was primarily due to a higher provision for off-balance sheet credit exposures of $1.6 million related to the new CECL methodology, combined with higher salaries and employee benefits of $0.5 million and higher legal and professional services of $0.5 million, primarily attributable to our RISE2020 initiative. These increases were partially offset by a $1.5 million credit related to the fair value of our directors' deferred compensation obligation (included in other) primarily attributable to the volatility in the equity markets. The aforementioned $1.5 million credit related to the fair value of our directors' deferred compensation obligation (included in other) and lower salaries and employee benefits of $0.9 million during the current quarter, were partially offset by a higher provision for off-balance sheet credit exposures of $2.0 million and higher advertising expenses of $0.6 million compared to the previous quarter. The lower salaries and employee benefits during the current quarter was primarily attributable to lower employee deferred compensation expense due to volatility in the equity markets, combined with a true-up of the Company's incentive compensation plan accrual for 2019 recorded in the previous quarter.

The efficiency ratio for the first quarter of 2020 was 63.90%, compared to 60.49% in the year-ago quarter and 62.81% in the previous quarter.

In the first quarter of 2020, the Company recorded income tax expense of $2.8 million, compared to $5.1 million in the year-ago quarter and $5.2 million in the previous quarter. The effective tax rate for the first quarter of 2020 was 25.3%, compared to 24.2% in the year-ago quarter and 26.7% in the previous quarter.

Central Pacific Financial Corp. Reports Results for First Quarter 2020

Balance Sheet Highlights
Total assets at March 31, 2020 of $6.11 billion increased by $267.2 million, or 4.6% from March 31, 2019, and increased by $95.9 million, or 1.6% from December 31, 2019.

Total loans at March 31, 2020 of $4.51 billion increased by $410.4 million, or 10.0%, and $62.5 million, or 1.4% from March 31, 2019 and December 31, 2019, respectively. The year-over-year increase in total loans were driven by broad-based growth in almost all loan categories. The sequential quarter increase in total loans was primarily due to increases in all loan categories except consumer loans, which declined by $9.7 million.

Total deposits at March 31, 2020 of $5.14 billion increased by $187.9 million, or 3.8% from March 31, 2019, and increased by $16.0 million, or 0.3% from December 31, 2019.  The sequential quarter increase in total deposits was primarily attributable to the increases in savings and money market deposits of $93.3 million. This increase was offset by decreases in noninterest-bearing demand deposits of $20.0 million, interest-bearing demand deposits of $24.5 million and total time deposits of $32.7 million. Core deposits, which include demand deposits, savings and money market deposits, and time deposits less than $100,000, totaled $4.30 billion at March 31, 2020.  This represents an increase of $244.5 million, or 6.0% from March 31, 2019, and $45.4 million, or 1.1% from December 31, 2019. The Company's loan-to-deposit ratio was 87.9% at March 31, 2020, compared to 82.9% at March 31, 2019 and 86.9% at December 31, 2019.

Asset Quality
Nonperforming assets at March 31, 2020 totaled $3.6 million, or 0.06% of total assets, compared to $3.3 million, or 0.06% of total assets at March 31, 2019, and $1.7 million, or 0.03% of total assets at December 31, 2019. The increase in nonperforming assets was primarily due to the addition of $1.8 million of residential mortgage and home equity loans in non-accrual loans.

Loans delinquent for 90 days or more still accruing interest totaled $1.6 million at March 31, 2020, compared to $0.2 million and $1.0 million at March 31, 2019 and December 31, 2019, respectively.

Net charge-offs in the first quarter of 2020 totaled $1.2 million, compared to net charge-offs of $1.9 million in the year-ago quarter, and net charge-offs of $2.3 million in the previous quarter.

In the first quarter of 2020, the Company recorded a provision for credit losses on loans of $9.3 million, compared to a provision of $1.3 million in the year-ago quarter and a provision of $2.1 million in the previous quarter. In addition, the Company recorded a provision for off-balance sheet credit exposures (included in other operating expense) of $1.8 million, compared to a provision of $0.2 million in the year-ago quarter and a credit to the provision of $0.2 million in the previous quarter. The increases in the provisions for credit losses and off-balance sheet credit exposures from the year-ago and sequential quarters were primarily due to the incorporation of life of loan estimated losses under CECL and economic forecasts that anticipate deterioration due to the COVID-19 pandemic. The allowance for credit losses, as a percentage of total loans at March 31, 2020 was 1.32%, compared to 1.15% at March 31, 2019 and 1.08% at December 31, 2019.

Capital
Total shareholders' equity was $533.8 million at March 31, 2020, compared to $502.6 million and $528.5 million at March 31, 2019 and December 31, 2019, respectively.

The Company maintained its strong capital position and its capital ratios continue to exceed the levels required to be considered a "well-capitalized" institution for regulatory purposes under Basel III. At March 31, 2020, the Company's leverage capital, tier 1 risk-based capital, total risk-based capital, and common equity tier 1 ratios were 9.5%, 12.3%, 13.4%, and 11.3%, respectively, compared to 9.5%, 12.6%, 13.6%, and 11.5%, respectively, at December 31, 2019.

Conference Call
The Company's management will host a conference call today at 1:00 p.m. Eastern Time (7:00 a.m. Hawaii Time) to discuss the quarterly results. Individuals are encouraged to listen to the live webcast of the presentation by visiting the investor relations page of the Company's website at http://ir.centralpacificbank.com. Alternatively, investors may participate in the live call by dialing 1-877-505-7644. A playback of the call will be available through May 22, 2020 by dialing 1-877-344-7529 (passcode: 10142273) and on the Company's website. Information which may be discussed in the conference call is provided in an earnings supplement presentation on the Company's website at http://ir.centralpacificbank.com.

Central Pacific Financial Corp. Reports Results for First Quarter 2020

About Central Pacific Financial Corp.
Central Pacific Financial Corp. is a Hawaii-based bank holding company with approximately $6.1 billion in assets.  Central Pacific Bank, its primary subsidiary, operates 35 branches (13 of which are temporarily closed to protect the health and well-being of the Company's employees and customers from COVID-19) and 75 ATMs in the state of Hawaii, as of March 31, 2020.  For additional information, please visit the Company's website at http://www.cpb.bank.

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Central Pacific Financial Corp. Reports Results for First Quarter 2020

Forward-Looking Statements
This document may contain forward-looking statements concerning: projections of revenues, expenses, income or loss, earnings or loss per share, capital expenditures, the payment or nonpayment of dividends, capital position, net interest margin or other financial items; statements of plans, objectives and expectations of Central Pacific Financial Corp. or its management or Board of Directors, including those relating to business plans, use of capital resources, products or services and regulatory developments and regulatory actions; statements of future economic performance including anticipated performance results from our RISE2020 initiative; or any statements of the assumptions underlying or relating to any of the foregoing. Words such as "believes," "plans," "anticipates," "expects," "intends," "forecasts," "hopes," "targeting," "continue," "remain," "will," "should," "estimates," "may" and other similar expressions are intended to identify forward-looking statements but are not the exclusive means of identifying such statements.

While we believe that our forward-looking statements and the assumptions underlying them are reasonably based, such statements and assumptions are by their nature subject to risks and uncertainties, and thus could later prove to be inaccurate or incorrect. Accordingly, actual results could differ materially from those statements or projections for a variety of reasons, including, but not limited to: the adverse effects of the COVID-19 pandemic virus on local, national and international economies, including, but not limited to, the adverse impact on tourism and construction in the State of Hawaii, our borrowers, customers, third-party contractors, vendors and employees as well as the effects of government programs and initiatives in response to COVID-19; the increase in inventory or adverse conditions in the real estate market and deterioration in the construction industry; adverse changes in the financial performance and/or condition of our borrowers and, as a result, increased loan delinquency rates, deterioration in asset quality, and losses in our loan portfolio; our ability to successfully implement our RISE2020 initiative; the impact of local, national, and international economies and events (including natural disasters such as wildfires, volcanic eruptions, hurricanes, tsunamis, storms, earthquakes and pandemic virus and disease, including COVID-19) on the Company's business and operations and on tourism, the military, and other major industries operating within the Hawaii market and any other markets in which the Company does business; deterioration or malaise in domestic economic conditions, including any destabilization in the financial industry and deterioration of the real estate market, as well as the impact of declining levels of consumer and business confidence in the state of the economy in general and in financial institutions in particular; changes in estimates of future reserve requirements based upon the periodic review thereof under relevant regulatory and accounting requirements; the impact of the Dodd-Frank Wall Street Reform and Consumer Protection Act (the "Dodd-Frank Act"), changes in capital standards, other regulatory reform and federal and state legislation, including but not limited to regulations promulgated by the Consumer Financial Protection Bureau (the "CFPB"), government-sponsored enterprise reform, and any related rules and regulations which affect our business operations and competitiveness; the costs and effects of legal and regulatory developments, including legal proceedings or regulatory or other governmental inquiries and proceedings and the resolution thereof, the results of regulatory examinations or reviews and the effect of, and our ability to comply with, any regulatory orders or actions we are or may become subject to; ability to successfully implement our initiatives to lower our efficiency ratio; the effects of and changes in trade, monetary and fiscal policies and laws, including the interest rate policies of the Board of Governors of the Federal Reserve System (the "FRB" or the "Federal Reserve"); inflation, interest rate, securities market and monetary fluctuations, including the anticipated replacement of the London Interbank Offered Rate ("LIBOR") Index and the impact on our loans and debt which are tied to that index; negative trends in our market capitalization and adverse changes in the price of the Company's common stock; political instability; acts of war or terrorism; pandemic virus and disease, including COVID-19; changes in consumer spending, borrowings and savings habits; failure to maintain effective internal control over financial reporting or disclosure controls and procedures; cybersecurity and data privacy breaches and the consequence therefrom; the ability to address deficiencies in our internal controls over financial reporting or disclosure controls and procedures; technological changes and developments; changes in the competitive environment among financial holding companies and other financial service providers; the effect of changes in accounting policies and practices, as may be adopted by the regulatory agencies, as well as the Public Company Accounting Oversight Board, the Financial Accounting Standards Board ("FASB") and other accounting standard setters and the cost and resources required to implement such changes; our ability to attract and retain key personnel; changes in our organization, compensation and benefit plans; and our success at managing the risks involved in the foregoing items.

For further information with respect to factors that could cause actual results to materially differ from the expectations or projections stated in the forward-looking statements, please see the Company's publicly available Securities and Exchange Commission filings, including the Company's Form 10-K for the last fiscal year and, in particular, the discussion of "Risk Factors" set forth therein. We urge investors to consider all of these factors carefully in evaluating the forward-looking statements contained in this Form 8-K. Forward-looking statements speak only as of the date on which such statements are made. We undertake no obligation to update any forward-looking statements to reflect events or circumstances after the date on which such statement is made, or to reflect the occurrence of unanticipated events except as required by law.

CENTRAL PACIFIC FINANCIAL CORP. AND SUBSIDIARIES
Financial Highlights
(Unaudited)	TABLE 1

	Three Months Ended
(Dollars in thousands,	March 31,	December 31,	September 30,	June 30,	March 31,
except for per share amounts)	2020	2019	2019	2019	2019
CONDENSED INCOME STATEMENT
Net interest income	$47,830	$47,934	$45,649	$45,378	$45,113
Provision for credit losses [1]	9,329	2,098	1,532	1,404	1,283
Net interest income after provision for credit losses [1]	38,501	45,836	44,117	43,974	43,830
Total other operating income	8,886	9,768	10,266	10,094	11,673
Total other operating expense	36,240	36,242	34,934	36,107	34,348
Income before taxes	11,147	19,362	19,449	17,961	21,155
Income tax expense	2,821	5,165	4,895	4,427	5,118
Net income	8,326	14,197	14,554	13,534	16,037
Basic earnings per common share	$0.30	$0.50	$0.51	$0.47	$0.56
Diluted earnings per common share	0.29	0.50	0.51	0.47	0.55
Dividends declared per common share	0.23	0.23	0.23	0.23	0.21

PERFORMANCE RATIOS
Return on average assets (ROA) [2]	0.55%	0.95%	0.99%	0.92%	1.10%
Return on average shareholders’ equity (ROE) [2]	6.21	10.70	11.11	10.73	12.97
Average shareholders’ equity to average assets	8.93	8.87	8.87	8.62	8.51
Efficiency ratio [1] [3]	63.90	62.81	62.48	65.09	60.49
Net interest margin (NIM) [2]	3.43	3.43	3.30	3.33	3.34
Dividend payout ratio [4]	79.31	46.00	45.10	48.94	38.18

SELECTED AVERAGE BALANCES
Average loans, including loans held for sale	$4,462,347	$4,412,247	$4,293,455	$4,171,558	$4,083,791
Average interest-earning assets	5,621,043	5,595,142	5,527,532	5,485,977	5,464,377
Average assets	6,007,237	5,978,797	5,907,207	5,856,465	5,809,931
Average deposits	5,121,696	4,998,897	4,987,414	4,977,781	4,978,470
Average interest-bearing liabilities	3,917,332	3,947,924	3,920,304	3,897,619	3,821,528
Average shareholders’ equity	536,721	530,464	524,083	504,749	494,635

CENTRAL PACIFIC FINANCIAL CORP. AND SUBSIDIARIES
Financial Highlights
(Unaudited)	TABLE 1 (CONTINUED)

	March 31,	December 31,	September 30,	June 30,	March 31,
(dollars in thousands)	2020	2019	2019	2019	2019
REGULATORY CAPITAL
Central Pacific Financial Corp.
Leverage capital	$567,947	$568,529	$561,478	$556,403	$554,148
Tier 1 risk-based capital	567,947	568,529	561,478	556,403	554,148
Total risk-based capital	618,504	617,772	611,076	606,567	602,824
Common equity tier 1 capital	517,947	518,529	511,478	506,403	504,148
Central Pacific Bank
Leverage capital	556,895	556,077	550,913	544,480	539,390
Tier 1 risk-based capital	556,895	556,077	550,913	544,480	539,390
Total risk-based capital	607,402	605,320	600,511	594,644	588,066
Common equity tier 1 capital	556,895	556,077	550,913	544,480	539,390

REGULATORY CAPITAL RATIOS
Central Pacific Financial Corp.
Leverage capital ratio	9.5%	9.5%	9.5%	9.5%	9.5%
Tier 1 risk-based capital ratio	12.3	12.6	12.6	12.7	13.0
Total risk-based capital ratio	13.4	13.6	13.7	13.9	14.1
Common equity tier 1 capital ratio	11.3	11.5	11.5	11.6	11.8
Central Pacific Bank
Leverage capital ratio	9.3	9.3	9.4	9.3	9.3
Tier 1 risk-based capital ratio	12.1	12.3	12.4	12.5	12.7
Total risk-based capital ratio	13.2	13.4	13.5	13.6	13.8
Common equity tier 1 capital ratio	12.1	12.3	12.4	12.5	12.7

	March 31,	December 31,	September 30,	June 30,	March 31,
(dollars in thousands, except for per share amounts)	2020	2019	2019	2019	2019
BALANCE SHEET
Total loans	$4,511,998	$4,449,540	$4,367,862	$4,247,113	$4,101,571
Total assets	6,108,548	6,012,672	5,976,716	5,920,006	5,841,352
Total deposits	5,136,069	5,120,023	5,037,659	4,976,849	4,948,128
Long-term debt	101,547	101,547	101,547	101,547	101,547
Total shareholders’ equity	533,781	528,520	525,227	515,695	502,638
Total shareholders’ equity to total assets	8.74%	8.79%	8.79%	8.71%	8.60%

ASSET QUALITY
Allowance for credit losses ("ACL") [1]	$59,645	$47,971	$48,167	$48,267	$47,267
Non-performing assets	3,647	1,719	1,360	1,258	3,338
ACL to loans outstanding [1]	1.32%	1.08%	1.10%	1.14%	1.15%
ACL to non-performing assets [1]	1,635.45%	2,790.63%	3,541.69%	3,836.80%	1,416.03%

PER SHARE OF COMMON STOCK OUTSTANDING
Book value per common share	$18.99	$18.68	$18.47	$18.05	$17.50

[1] The Company adopted ASU 2016-13, "Financial Instruments-Credit Losses" ("CECL"), effective January 1, 2020 using the modified retrospective approach. Results for the reporting periods beginning after January 1, 2020 are presented under CECL, while prior period amounts continue to be reported under previous GAAP.
[2] ROA, ROE and ROTE are annualized based on a 30/360 day convention. Annualized net interest income and expense in the NIM calculation are based on the day count interest payment conventions at the interest-earning asset or interest-bearing liability level (i.e. 30/360, actual/actual).
[3] Efficiency ratio is defined as total operating expense divided by total revenue (net interest income and total other operating income).
[4] Dividend payout ratio is defined as dividends declared per share divided by diluted earnings per share.

CENTRAL PACIFIC FINANCIAL CORP. AND SUBSIDIARIES
Consolidated Balance Sheets
(Unaudited)	TABLE 2

	March 31,	December 31,	September 30,	June 30,	March 31,
(Dollars in thousands, except share data)	2020	2019	2019	2019	2019
ASSETS
Cash and due from financial institutions	$81,972	$78,418	$87,395	$83,534	$90,869
Interest-bearing deposits in other financial institutions	11,021	24,554	7,803	15,173	7,310
Investment securities:
Available-for-sale debt securities, at fair value	1,184,023	1,126,983	1,186,875	1,254,743	1,319,450
Equity securities, at fair value	1,002	1,127	1,058	1,034	910
Total investment securities	1,185,025	1,128,110	1,187,933	1,255,777	1,320,360
Loans held for sale	3,910	9,083	7,016	6,848	3,539
Loans	4,511,998	4,449,540	4,367,862	4,247,113	4,101,571
Less allowance for credit losses [1]	59,645	47,971	48,167	48,267	47,267
Loans, net of allowance for credit losses	4,452,353	4,401,569	4,319,695	4,198,846	4,054,304
Premises and equipment, net	50,447	46,343	44,095	43,600	44,527
Accrued interest receivable	16,851	16,500	16,220	17,260	17,082
Investment in unconsolidated subsidiaries	16,721	17,115	17,001	17,247	16,054
Other real estate owned	100	164	466	276	276
Mortgage servicing rights	13,345	14,718	15,058	15,266	15,347
Bank-owned life insurance	159,637	159,656	158,939	158,294	158,392
Federal Home Loan Bank ("FHLB") stock	18,109	14,983	17,183	17,824	16,145
Right of use lease asset	51,198	52,348	52,588	53,678	54,781
Other assets	47,859	49,111	45,324	36,383	42,366
Total assets	$6,108,548	$6,012,672	$5,976,716	$5,920,006	$5,841,352
LIABILITIES AND SHAREHOLDERS' EQUITY
Deposits:
Noninterest-bearing demand	$1,430,540	$1,450,532	$1,399,200	$1,351,190	$1,357,890
Interest-bearing demand	1,018,508	1,043,010	998,037	1,002,706	965,316
Savings and money market	1,693,280	1,600,028	1,593,738	1,573,805	1,562,798
Time	993,741	1,026,453	1,046,684	1,049,148	1,062,124
Total deposits	5,136,069	5,120,023	5,037,659	4,976,849	4,948,128
FHLB advances and other short-term borrowings	222,000	150,000	205,000	221,000	179,000
Long-term debt	101,547	101,547	101,547	101,547	101,547
Lease liability	51,541	52,632	52,807	53,829	54,861
Reserve for off-balance sheet credit exposures [1]	3,810	1,272	1,431	1,897	1,409
Other liabilities	59,751	58,678	53,045	49,189	53,769
Total liabilities	5,574,718	5,484,152	5,451,489	5,404,311	5,338,714
Shareholders' equity:
Preferred stock, no par value, authorized 1,000,000 shares; issued and outstanding: none at March 31, 2020, December 31, 2019, September 30, 2019, June 30, 2019, and March 31, 2019	—	—	—	—	—
Common stock, no par value, authorized 185,000,000 shares; issued and outstanding: 28,115,353 at March 31, 2020, 28,289,257 at December 31, 2019, 28,441,341 at September 30, 2019, 28,567,777 at June 30, 2019, and 28,723,041 at March 31, 2019	442,853	447,602	452,278	456,293	462,952
Additional paid-in capital	92,284	91,611	90,604	89,724	89,374
Accumulated deficit [1]	(20,428)	(19,102)	(26,782)	(34,780)	(41,733)
Accumulated other comprehensive income (loss)	19,072	8,409	9,127	4,458	(7,955)
Total shareholders' equity	533,781	528,520	525,227	515,695	502,638
Non-controlling interest	49	—	—	—	—
Total equity	533,830	528,520	525,227	515,695	502,638
Total liabilities and shareholders' equity	$6,108,548	$6,012,672	$5,976,716	$5,920,006	$5,841,352

[1] The Company adopted ASU 2016-13, "Financial Instruments-Credit Losses" ("CECL"), effective January 1, 2020 using the modified retrospective approach. Results for the reporting periods beginning after January 1, 2020 are presented under CECL, while prior period amounts continue to be reported under previous GAAP.

CENTRAL PACIFIC FINANCIAL CORP. AND SUBSIDIARIES
Consolidated Statements of Income
(Unaudited)	TABLE 3

	Three Months Ended
	March 31,	December 31,	September 30,	June 30,	March 31,
(Dollars in thousands, except per share data)	2020	2019	2019	2019	2019
Interest income:
Interest and fees on loans	$46,204	$47,488	$45,861	$45,540	$43,768
Interest and dividends on investment securities:
Taxable investment securities	6,757	6,486	7,178	7,530	8,260
Tax-exempt investment securities	668	656	708	814	866
Dividend income on investment securities	17	17	14	14	18
Interest on deposits in other financial institutions	36	54	33	46	68
Dividend income on FHLB stock	132	456	186	161	161
Total interest income	53,814	55,157	53,980	54,105	53,141
Interest expense:
Interest on deposits:
Demand	176	202	207	199	192
Savings and money market	1,118	1,253	1,549	1,507	791
Time	3,268	3,653	4,432	4,867	5,092
Interest on short-term borrowings	508	1,139	1,130	1,123	893
Interest on long-term debt	914	976	1,013	1,031	1,060
Total interest expense	5,984	7,223	8,331	8,727	8,028
Net interest income	47,830	47,934	45,649	45,378	45,113
Provision for credit losses	9,329	2,098	1,532	1,404	1,283
Net interest income after provision for credit losses	38,501	45,836	44,117	43,974	43,830
Other operating income:
Mortgage banking income	337	1,410	1,994	1,708	1,573
Service charges on deposit accounts	2,050	2,159	2,125	2,041	2,081
Other service charges and fees	4,897	4,095	3,894	3,909	3,215
Income from fiduciary activities	1,297	1,175	1,126	1,129	965
Equity in earnings of unconsolidated subsidiaries	26	92	86	71	8
Net gains (losses) on sales of investment securities	—	—	36	—	—
Income from bank-owned life insurance	(19)	594	645	914	952
Net gains (losses) on sales of foreclosed assets	—	(162)	17	—	—
Other (refer to Table 4)	298	405	343	322	2,879
Total other operating income	8,886	9,768	10,266	10,094	11,673
Other operating expense:
Salaries and employee benefits	20,347	21,207	20,631	20,563	19,889
Net occupancy	3,672	3,619	3,697	3,525	3,458
Equipment	1,097	1,142	1,067	1,138	1,006
Communication expense	837	906	1,008	903	734
Legal and professional services	2,028	2,123	1,933	1,728	1,570
Computer software expense	2,943	2,942	2,713	2,560	2,597
Advertising expense	1,092	527	711	712	711
Foreclosed asset expense	67	28	15	49	159
Provision for off-balance sheet credit exposures	1,798	(160)	(465)	487	167
Other (refer to Table 4)	2,359	3,908	3,624	4,442	4,057
Total other operating expense	36,240	36,242	34,934	36,107	34,348
Income before income taxes	11,147	19,362	19,449	17,961	21,155
Income tax expense	2,821	5,165	4,895	4,427	5,118
Net income	$8,326	$14,197	$14,554	$13,534	$16,037
Per common share data:
Basic earnings per share	$0.30	$0.50	$0.51	$0.47	$0.56
Diluted earnings per share	0.29	0.50	0.51	0.47	0.55
Cash dividends declared	0.23	0.23	0.23	0.23	0.21
Basic weighted average shares outstanding	28,126,400	28,259,294	28,424,898	28,546,564	28,758,310
Diluted weighted average shares outstanding	28,277,753	28,448,243	28,602,338	28,729,510	28,979,855

Note: Certain amounts in the prior period financial statements have been reclassified to conform to the presentation of the current period.

CENTRAL PACIFIC FINANCIAL CORP. AND SUBSIDIARIES
Other Operating Income and Other Operating Expense - Detail
(Unaudited)	TABLE 4

The following table sets forth the components of other operating income - other for the periods indicated:

	Three Months Ended
	March 31,	December 31,	September 30,	June 30,	March 31,
(Dollars in thousands)	2020	2019	2019	2019	2019
Other operating income - other:
Income recovered on nonaccrual loans previously charged-off	$23	$80	$73	$85	$82
Other recoveries	40	36	42	26	26
Commissions on sale of checks	81	75	75	79	80
Gain on sale of MasterCard stock	—	—	—	—	2,555
Other	154	214	153	132	136
Total other operating income - other	$298	$405	$343	$322	$2,879

The following table sets forth the components of other operating expense - other for the periods indicated:

	Three Months Ended
	March 31,	December 31,	September 30,	June 30,	March 31,
(Dollars in thousands)	2020	2019	2019	2019	2019
Other operating expense - other:
Charitable contributions	$187	$122	$230	$175	$154
FDIC insurance assessment	—	—	5	362	501
Miscellaneous loan expenses	300	361	274	317	294
ATM and debit card expenses	634	672	660	620	650
Armored car expenses	294	186	220	211	198
Entertainment and promotions	280	495	323	1,023	230
Stationery and supplies	248	305	240	279	225
Directors’ fees and expenses	241	246	242	238	242
Directors' deferred compensation plan expense	(1,483)	148	(155)	133	435
Provision (credit) for residential mortgage loan repurchase losses	—	—	—	(403)	—
Other	1,658	1,373	1,585	1,487	1,128
Total other operating expense - other	$2,359	$3,908	$3,624	$4,442	$4,057

Note: Certain amounts in the prior period financial statements have been reclassified to conform to the presentation of the current period.

CENTRAL PACIFIC FINANCIAL CORP. AND SUBSIDIARIES
Average Balances, Interest Income & Expense, Yields and Rates (Taxable Equivalent)
(Unaudited)	TABLE 5

	Three Months Ended			Three Months Ended			Three Months Ended
	March 31, 2020			December 31, 2019			March 31, 2019
	Average	Average		Average	Average		Average	Average
(Dollars in thousands)	Balance	Yield/Rate	Interest	Balance	Yield/Rate	Interest	Balance	Yield/Rate	Interest
ASSETS
Interest-earning assets:
Interest-bearing deposits in other financial institutions	$11,082	1.29%	$36	$13,704	1.57%	$54	$11,380	2.41%	$68
Investment securities, excluding valuation allowance:
Taxable	1,027,695	2.64	6,774	1,042,057	2.50	6,503	1,201,732	2.76	8,278
Tax-exempt	105,330	3.21	845	108,630	3.06	830	153,196	2.86	1,096
Total investment securities	1,133,025	2.69	7,619	1,150,687	2.55	7,333	1,354,928	2.77	9,374
Loans, including loans held for sale	4,462,347	4.16	46,204	4,412,247	4.28	47,488	4,083,791	4.33	43,768
Federal Home Loan Bank stock	14,589	3.61	132	18,504	9.85	456	14,278	4.52	161
Total interest-earning assets	5,621,043	3.85	53,991	5,595,142	3.94	55,331	5,464,377	3.94	53,371
Noninterest-earning assets	386,194			383,655			345,554
Total assets	$6,007,237			$5,978,797			$5,809,931

LIABILITIES AND EQUITY
Interest-bearing liabilities:
Interest-bearing demand deposits	$1,013,795	0.07%	$176	$1,019,854	0.08%	$202	$951,101	0.08%	$192
Savings and money market deposits	1,651,751	0.27	1,118	1,592,398	0.31	1,253	1,472,835	0.22	791
Time deposits under $100,000	164,274	0.70	284	167,675	0.71	299	175,823	0.66	287
Time deposits $100,000 and over	846,152	1.42	2,984	828,434	1.61	3,354	982,678	1.98	4,805
Total interest-bearing deposits	3,675,972	0.50	4,562	3,608,361	0.56	5,108	3,582,437	0.69	6,075
Federal Home Loan Bank advances and other short-term borrowings	139,813	1.46	508	238,016	1.90	1,139	137,544	2.63	893
Long-term debt	101,547	3.62	914	101,547	3.81	976	101,547	4.23	1,060
Total interest-bearing liabilities	3,917,332	0.61	5,984	3,947,924	0.73	7,223	3,821,528	0.85	8,028
Noninterest-bearing deposits	1,445,724			1,390,536			1,396,033
Other liabilities	107,458			109,873			97,735
Total liabilities	5,470,514			5,448,333			5,315,296
Shareholders’ equity	536,721			530,464			494,635
Non-controlling interest	2			—			—
Total equity	536,723			530,464			494,635
Total liabilities and equity	$6,007,237			$5,978,797			$5,809,931

Net interest income			$48,007			$48,108			$45,343

Interest rate spread		3.24%			3.21%			3.09%

Net interest margin		3.43%			3.43%			3.34%

CENTRAL PACIFIC FINANCIAL CORP. AND SUBSIDIARIES
Loans by Geographic Distribution
(Unaudited)	TABLE 6

	March 31,	December 31,	September 30,	June 30,	March 31,
(Dollars in thousands)	2020	2019	2019	2019	2019
HAWAII:
Commercial, financial and agricultural	$454,817	$454,582	$439,296	$435,353	$411,396
Real estate:
Construction	100,617	95,854	96,661	72,427	68,981
Residential mortgage	1,632,536	1,599,801	1,558,735	1,516,936	1,451,794
Home equity	504,686	490,734	475,565	473,151	465,905
Commercial mortgage	917,886	909,798	909,987	905,479	869,521
Consumer	367,960	373,451	369,511	353,282	352,771
Leases	—	—	31	52	83
Total loans	3,978,502	3,924,220	3,849,786	3,756,680	3,620,451
Allowance for credit losses	(51,646)	(42,592)	(42,286)	(42,414)	(41,413)
Loans, net of allowance for credit losses	$3,926,856	$3,881,628	$3,807,500	$3,714,266	$3,579,038

U.S. MAINLAND: [1]
Commercial, financial and agricultural	$120,507	$115,722	$137,316	$155,130	$155,399
Real estate:
Construction	—	—	—	—	2,194
Residential mortgage	—	—	—	—	—
Home equity	—	—	—	—	—
Commercial mortgage	221,251	213,617	223,925	187,379	188,485
Consumer	191,738	195,981	156,835	147,924	135,042
Leases	—	—	—	—	—
Total loans	533,496	525,320	518,076	490,433	481,120
Allowance for credit losses	(7,999)	(5,379)	(5,881)	(5,853)	(5,854)
Loans, net of allowance for credit losses	$525,497	$519,941	$512,195	$484,580	$475,266

TOTAL:
Commercial, financial and agricultural	$575,324	$570,304	$576,612	$590,483	$566,795
Real estate:
Construction	100,617	95,854	96,661	72,427	71,175
Residential mortgage	1,632,536	1,599,801	1,558,735	1,516,936	1,451,794
Home equity	504,686	490,734	475,565	473,151	465,905
Commercial mortgage	1,139,137	1,123,415	1,133,912	1,092,858	1,058,006
Consumer	559,698	569,432	526,346	501,206	487,813
Leases	—	—	31	52	83
Total loans	4,511,998	4,449,540	4,367,862	4,247,113	4,101,571
Allowance for credit losses	(59,645)	(47,971)	(48,167)	(48,267)	(47,267)
Loans, net of allowance for credit losses	$4,452,353	$4,401,569	$4,319,695	$4,198,846	$4,054,304

[1] U.S. Mainland includes territories of the United States.

CENTRAL PACIFIC FINANCIAL CORP. AND SUBSIDIARIES
Deposits
(Unaudited)	TABLE 7

	March 31,	December 31,	September 30,	June 30,	March 31,
(Dollars in thousands)	2020	2019	2019	2019	2019
Noninterest-bearing demand	$1,430,540	$1,450,532	$1,399,200	$1,351,190	$1,357,890
Interest-bearing demand	1,018,508	1,043,010	998,037	1,002,706	965,316
Savings and money market	1,693,280	1,600,028	1,593,738	1,573,805	1,562,798
Time deposits less than $100,000	162,399	165,755	165,687	171,106	174,265
Core deposits	4,304,727	4,259,325	4,156,662	4,098,807	4,060,269

Government time deposits	523,343	533,088	552,470	574,825	600,572
Other time deposits $100,000 to $250,000	100,047	107,550	103,959	105,382	107,051
Other time deposits greater than $250,000	207,952	220,060	224,568	197,835	180,236
Total time deposits $100,000 and over	831,342	860,698	880,997	878,042	887,859
Total deposits	$5,136,069	$5,120,023	$5,037,659	$4,976,849	$4,948,128

CENTRAL PACIFIC FINANCIAL CORP. AND SUBSIDIARIES
Nonperforming Assets, Past Due and Restructured Loans
(Unaudited)	TABLE 8

	March 31,	December 31,	September 30,	June 30,	March 31,
(Dollars in thousands)	2020	2019	2019	2019	2019
Nonaccrual loans (including loans held for sale):
Commercial, financial and agricultural	$667	$467	$—	$—	$—
Real estate:
Residential mortgage	2,287	979	799	738	2,492
Home equity	545	92	95	244	570
Consumer	48	17	—	—	—
Total nonaccrual loans	3,547	1,555	894	982	3,062

Other real estate owned ("OREO"):
Real estate:
Residential mortgage	—	—	302	276	276
Home equity	100	164	164	—	—
Total OREO	100	164	466	276	276
Total nonperforming assets ("NPAs")	3,647	1,719	1,360	1,258	3,338

Loans delinquent for 90 days or more still accruing interest:
Real estate:
Residential mortgage	1,221	724	—	—	—
Consumer	352	286	235	267	159
Total loans delinquent for 90 days or more still accruing interest	1,573	1,010	235	267	159

Restructured loans still accruing interest:
Commercial, financial and agricultural	113	135	157	178	199
Real estate:
Construction	—	—	—	—	2,194
Residential mortgage	5,431	5,502	6,717	6,831	7,141
Commercial mortgage	1,709	1,839	1,985	2,097	2,222
Total restructured loans still accruing interest	7,253	7,476	8,859	9,106	11,756
Total NPAs and loans delinquent for 90 days or more and restructured loans still accruing interest	$12,473	$10,205	$10,454	$10,631	$15,253

Total nonaccrual loans as a percentage of loans	0.08%	0.03%	0.02%	0.02%	0.07%
Total NPAs as a percentage of loans and OREO	0.08%	0.04%	0.03%	0.03%	0.08%
Total NPAs and loans delinquent for 90 days or more still accruing interest as a percentage of loans and OREO	0.12%	0.06%	0.04%	0.04%	0.09%
Total NPAs and loans delinquent for 90 days or more and restructured loans still accruing interest as a percentage of loans and OREO	0.28%	0.23%	0.24%	0.25%	0.37%

Quarter-to-quarter changes in NPAs:
Balance at beginning of quarter	$1,719	$1,360	$1,258	$3,338	$2,737
Additions	2,056	695	112	—	810
Reductions:
Payments	(60)	(34)	(51)	(2,055)	(71)
Return to accrual status	—	—	(2)	(25)	—
Sales of NPAs	—	(302)	—	—	—
Charge-offs, valuation and other adjustments	(68)	—	43	—	(138)
Total reductions	(128)	(336)	(10)	(2,080)	(209)
Balance at end of quarter	$3,647	$1,719	$1,360	$1,258	$3,338

CENTRAL PACIFIC FINANCIAL CORP. AND SUBSIDIARIES
Allowance for Credit Losses on Loans
(Unaudited)	TABLE 9

	Three Months Ended
	March 31,	December 31,	September 30,	June 30,	March 31,
(Dollars in thousands)	2020	2019	2019	2019	2019
Allowance for credit losses:
Balance at beginning of period	$47,971	$48,167	$48,267	$47,267	$47,916
Adoption of ASU 2016-13	3,566	—	—	—	—
Adjusted balance at beginning of period	51,537	48,167	48,267	47,267	47,916

Provision for credit losses	9,329	2,098	1,532	1,404	1,283

Charge-offs:
Commercial, financial and agricultural	437	379	797	839	463
Real estate:
Home equity	—	—	5	—	—
Consumer	2,217	2,723	1,832	1,459	2,251
Total charge-offs	2,654	3,102	2,634	2,298	2,714

Recoveries:
Commercial, financial and agricultural	342	264	362	315	233
Real estate:
Construction	131	6	6	592	6
Residential mortgage	181	26	104	372	22
Home equity	31	—	24	9	9
Commercial mortgage	2	—	—	25	—
Consumer	746	512	506	581	512
Total recoveries	1,433	808	1,002	1,894	782
Net charge-offs (recoveries)	1,221	2,294	1,632	404	1,932
Balance at end of period	$59,645	$47,971	$48,167	$48,267	$47,267

Average loans, net of deferred costs	$4,462,347	$4,412,247	$4,293,455	$4,171,558	$4,083,791

Annualized ratio of net charge-offs to average loans	0.11%	0.21%	0.15%	0.04%	0.19%

Ratio of allowance for credit losses to loans	1.32%	1.08%	1.10%	1.14%	1.15%